PROSPECTUS SUPPLEMENT NO. 3                  Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED MARCH 15, 2006           Registration No. 333-132045

                           PCS EDVENTURES!.COM, INC.

                                Supplement No. 3

                                       to

                         Prospectus Dated March 15, 2006

     This Prospectus Supplement No. 3 supplements and amends certain information contained in our Prospectus, dated March 15, 2006.  This

Prospectus Supplement No. 3 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and our Prospectus Supplement No. 1, which was filed with the Securities and Exchange Commission on July 12, 2006, and our Prospectus Supplement No. 2, which was filed on April 11, 2007.  This Prospectus Supplement No. 3 is qualified by reference to the Prospectus and Prospectus Supplement Nos. 1 and 2, except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus and Prospectus Supplement Nos. 1 and 2.

     The disclosure under the caption “Use of Proceeds” on page 10 of the Prospectus is hereby amended to read as follows:

Use of Proceeds

We will not receive any part of the proceeds from sale of our common stock.  However, we will receive $3,795,000 if all of the currently outstanding warrants referenced herein are exercised.  As of the date of this prospectus, 200,000 of our Class A Warrants and 200,000 of our Class B Warrants have been exercised, for total gross proceeds of $600,000.  Our Class A Warrants, of which 2,300,000 are currently outstanding, are exercisable at a price of $0.68 per share, and our Class B Warrants, of which 2,300,000 are currently outstanding, are exercisable at a price of $0.97 per share.  As of June 1, 2007, the bid price of our common stock was $1.34 per share, which was more than the exercise price of both our Class A Warrants and our Class B Warrants.  For a detailed description of our outstanding warrants, see the Warrant Table under the caption “Description of Securities.”

     A new final paragraph is hereby added to page 11 of the Prospectus, to read as follows:

     Effective as of May 31, 2007, the Company and Burlingame executed a Warrant Amendment Agreement by which the exercise price of Burlingame’s 2,300,000 Class A Warrants was reduced to $0.68 per share, and the exercise price of its 2,300,000 Class B Warrants was reduced to $0.97 per share, and the provision for the downward adjustment in the exercise price, to as low as $0.15 per share, based on our failure to meet certain EBITDA targets, was deleted from both the Class A Warrants and the Class B Warrants.  Under the

Warrant Amendment Agreement, we may also call Burlingame’s warrants to purchase up to 460,000 shares of our common stock following each calendar quarter during which the average closing bid price of our common stock exceeds $0.88 per share (in the case of the Class A Warrants) or $1.26 per share (in the case of the Class B Warrants).  In addition, the Warrant Amendment Agreement gives us the immediate right to call warrants to purchase up to 460,000 shares of our common stock.  As of May 31, 2007, Barron Partners had had exercised all of its 200,000 Class A Warrants and all of its 200,000 Class B Warrants.

     Footnote No. 6 on pages 12 and 13 of the Prospectus is hereby amended to read as follows:

     (6) Includes the following shares underlying warrants that are described in the warrant table in our description of our securities, and assumes that all such warrants are exercised and all common stock owned or received on the exercise of the warrants is sold:

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     2,300,000 shares issuable upon exercise of all Class A Warrants; and 2,300,000 shares issuable upon exercise of all Class B Warrants.

     The Class A Warrants are exercisable at a price of $0.68 per share; and the Class B Warrants are exercisable at a price of $0.97 per share.

     The table and footnotes on page 21 of the Prospectus are hereby amended to read as follows:

                                 Warrant Table

                                 -------------

     The following is a description of our outstanding warrants:

                                                                   Per Share

                    Date of                     Number of          Exercise

Holder               Grant        Term           Shares            Price

------               -----        ----           ------            -----

Burlingame Equity    12-29-05     Four years     2,300,000(1)(2)   $0.68

Investors, LP

    (expiring

     12-29-09)

Burlingame Equity    12-29-05     Four years     2,300,000(1)(2)   $0.97

Investors, LP                     (expiring

                                   12-29-09)

JG Capital, Inc.      2-20-06     Two years         50,000         $0.60

                                  (expiring

                                   2-20-08)

     (1) These shares are among the shares that may be offered and sold pursuant to the registration statement of which this prospectus is a part.

     (2) Barron Partners LP assigned these warrants to Burlingame Equity

Investors, LP on April 11, 2007, in accordance with the terms of the warrants.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     The date of this Prospectus Supplement No. 3 is June 6, 2007.